                                                                   EXHIBIT 10.4

                           ASSET PURCHASE AGREEMENT



     Agreement entered into as of March 31, 1995, but retroactive in certain respects as from December 31, 1994, by and among Clean Harbors Technology Corporation, a Massachusetts corporation (the "Buyer"), Clean Harbors, Inc., a Massachusetts corporation ("CHI"), and Ecova Corporation, a Nevada corporation (the "Seller"). The Buyer, CHI, and the Seller are referred to herein individually as a "Party" and collectively as the "Parties."

     This Agreement contemplates a transaction in which: (i) the Buyer will acquire from the Seller the fluidized bed incinerator, together with the related real and personal property, which is now owned by the Seller and located in Kimball, Nebraska; (ii) the Buyer will acquire from the Seller the patent rights and other intellectual property related to such incinerator which are now owned by the Seller, subject to the retention by the Seller and Amoco Oil Company and their respective affiliates of a nonexclusive right to use such patent rights and other intellectual property in the future; (iii) the Buyer will pay to the Seller, in consideration for such incinerator, patent rights and other intellectual property, $1,240,528.00 and certain additional amounts based upon working capital shortfall between the close of business on April 30, 1995 and the closing date; (iv) the Buyer will also pay to the Seller certain future royalties based upon the total tons of waste processed in the future by such incinerator; and (v) the Parties will agree to certain other matters as set forth in this Agreement.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

     "Adverse Consequences" means all damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses and expenses (including court costs and reasonable attorneys' fees and expenses), including, without limitation, all such consequences arising from suits, proceedings, hearings, investigations, inspections, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, and rulings.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Amoco" means Amoco Oil Company, a Maryland corporation.

     "Applicable Rate" means the corporate base rate of interest announced from time to time by The First National Bank of Boston, plus two percent (2%) per annum.

     "Approval for Commercial Operations" means the issuance on December 16, 1994, by the Director of the NDEQ of written approval authorizing the operation of the Incinerator on a commercial basis at not more than seventy-five (75%) percent of capacity.

     "Approvals" means all the permits, licenses, and related authorizations and approvals necessary for the Buyer to operate the Incinerator as a facility for the treatment and disposal of hazardous wastes in accordance with applicable laws and regulations including, without limitation, the Environmental, Health and Safety Laws. The Approvals shall include, without limitation, the permits, licenses, and related approvals necessary for the future operation of the Incinerator and the financial assurance mechanisms to be provided by the Buyer and CHI which are described in Exhibit A hereto.

     "Buyer" has the meaning set forth in the preface above.

     "Cash Disbursements" means all Third Party payments, internal labor costs (including all directly related benefit costs), appropriate corporate overhead allocations as stipulated in the letter dated January 5, 1995, from Barbara Baumann of the Seller to Steve Moynihan of CHI, real or personal property, sales and use taxes, hazardous waste disposal fees, consumables, utilities and other operating and maintenance costs directly related to the operations and maintenance of the Incinerator. "Cash Disbursements" does not include interest or any other costs of capital invested in the Incinerator; any corporate overhead allocations not specifically incurred as a result of the operation of the Incinerator; depreciation, amortization or any other non-cash expenses; or any costs of providing financial assurances relating to the Incinerator.

     "CHI" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in (S)2(d) below.

     "Closing Date" has the meaning set forth in (S)2(d) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commencement of Commercial Operations" means the commencement on December 23, 1994, of commercial operations of the Incinerator after the receipt of Approval for Commercial Operations.

     "Confidential Information" means any information concerning the businesses and affairs of the respective Parties and the Incinerator that is in existence at the time of the Closing and is not already generally available to the public.

     "Disclosure Schedule" has the meaning set forth in (S)4 below.

     "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, RCRA, and the Occupational Safety and

Health Act of 1970, each as amended, together with all other laws (including rules, regulations, and codes under each of such specified laws and any such other laws) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "EPA" means the United States Environmental Protection Agency.

     "Existing Licenses" has the meaning set forth in (S)4(d) below.

     "Final Trial Burn Test" has the meaning set forth in (S)2(g) below.

     "Incinerator" means: (i) the fluidized bed incinerator, the Monofill, the Personal Property and the Real Property; (ii) all of the following insofar as they relate to such incinerator and only insofar as they are assignable by the Seller to the Buyer in connection therewith: agreements, contracts, leases, subleases, warranties (including, without limitation, all manufacturers warranties), guaranties and similar arrangements and rights thereunder, claims, deposits, prepayments, refunds, causes of action, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies (including any unused credits and future incentives allowable under the Nebraska Employment and Investment Growth Act or the Agreement relating thereto between the State of Nebraska and the Seller (formerly known as "Waste Tech Services, Inc."), except for such credits and incentives allowed and used by the Seller for 1993 and 1994, which shall remain with the Seller); and (iii) at least one copy of all related books, records, ledgers, files, documents, correspondence, lists, architectural and engineering plans, drawings and specifications, environmental and other studies, reports, operating and monitoring data, and other similar printed or written materials, insofar as they are now owned by the Seller, but exclusive of the Seller's corporate and financial records.

     "Incremental Closure Costs" means those costs associated with transporting and disposing of wastes received from the Buyer or its Affiliates and their customers and ash from such wastes accumulated at the Incinerator.

     "Indemnified Party" has the meaning set forth in (S)10 (f) below.

     "Indemnifying Party" has the meaning set forth in (S)10 (f) below.

     "Intellectual Property" means all of the following, if any, insofar as they are relevant to the Incinerator: (i) all patents, patent applications and patent disclosures together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, production processes and techniques, technical data, designs, drawings, specifications, supplier information, pricing and cost information, business and marketing plans and proposals); (iii) all computer software (including data and related documentation); (iv) all other related proprietary rights including, without limitation, all licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection therein under the laws of all jurisdictions; and (v) at least one copy or other tangible embodiment thereof (in whatever form or medium).

     "Knowledge" means actual knowledge.

     "Letter of Intent" means the letter of intent dated as of November 22, 1994, as amended by the supplemental letters dated January 16, 1995 (including the Attachment thereto) and March 30, 1995, among the Parties with respect to the transactions described in this Agreement.

     "Letter of Credit" means the letter of credit drawn on The First National Bank of Boston and supplied under (S) 2(k) below by the Buyer to secure its reimbursement obligations under (S) 2(i) below.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes.

     "Monofill" means the landfill now located on the Real Property.

     "NDEQ" means the Nebraska Department of Environmental Quality.

     "Party" and "Parties" have the meanings set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Personal Property" means all personal property (other than corporate and financial records) now owned or leased by the Seller which are located on the Real Property including, without limitation, the items of equipment, spare parts and other personal property described in (S) 4(a) of the Disclosure Schedule.

     "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

     "RCRA Permit" has the meaning set forth in (S) 2(g) below.

     "Real Property" means the approximately 600 acres of land located in Kimball, Nebraska now owned by the Seller and on which the Incinerator is now located.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens,
(b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Successful Completion of the Final Trial Burn Test" has the meaning set forth in (S) 2(g) below.

     "Survey" has the meaning set forth in (S)5(i) below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, treatment or disposal fees (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Third Party" means any Person other than the Seller, the Buyer, CHI and all of their Affiliates.
     "Third Party Claim" has the meaning set forth in (S)10(f) below.

     "Transferable Licenses" has the meaning set forth in (S)4(d) below.

     "Working Capital Shortfall" means Cash Disbursements net of cash receipts (but excluding costs associated with the Final Trial Burn Test and costs of processing and disposal of any wastes on the site of the Incinerator on December 31, 1994, both of which shall be the sole responsibility of the Seller).


2.  Purchase and Sale of the Incinerator and the Intellectual Property.

    (a)  Basic Transaction.  On and subject to the terms and conditions of this
        -----------------
Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer:(i) the

Incinerator, and (ii) all of the Seller's right, title and interest in and to the Intellectual Property required for the operation of the Incinerator, but only insofar as such Intellectual Property is assignable by the Seller, or by an Affiliate of the Seller, to the Buyer. Following such purchase and sale, the Seller and all other Affiliates of the Seller and Amoco shall, however, retain a perpetual, nonexclusive license to use the Intellectual Property without payment of royalties, provided that such license may not be assigned except to the respective Affiliates of the Seller and Amoco or to transferees of all or a portion of the assets or business of the Seller, Amoco or any such Affiliate to which the license relates, without the prior written consent of the Buyer and CHI.

    (b)  Payment.  In consideration for the Incinerator and the Intellectual
         -------
Property, the Buyer agrees: (i) to pay $1,240,528.00 in cash to the Seller at or prior to the Closing, and (ii) to pay in cash to the Seller (or its assignee) within sixty (60) days after the Closing Date an amount equal to one hundred (100%) percent of all Working Capital Shortfall and other costs and liabilities (including risk of loss, casualty, and tort) that are associated with the operation of the Incinerator from the close of business on April 30, 1995 through the Closing Date. As soon as possible following the Closing, the Seller shall provide the Buyer with a calculation showing in detail the amount of such Working Capital Shortfall and other costs and liabilities, together with a certificate from the Seller's treasurer stating that the amounts shown on such calculation are accurate. In the event that during the period from January 1, 1995 through April 30, 1995, there were any costs, liabilities or receipts associated with the operation of the Incinerator which were not previously reflected accurately in the information supplied by the respective Parties to each other, then the amount of cash payable by the Buyer for the Incinerator pursuant to this (S)2(b) shall be adjusted to reflect such additional costs, obligations or receipts. To the extent (if any) that the Seller shall have previously drawn or shall draw upon the deposit made by the Buyer under (S) 2
(h)(iv) hereof, the Buyer shall be given a credit equal to the aggregate amount of such draws for the purposes of calculating the amount payable by the Buyer to the Seller under this (S) 2(b). In the event the aggregate amount of such deposits made by the Buyer exceed the amount of the Working Capital Shortfall then payable by the Buyer, the Seller shall remit such excess to the Buyer concurrently with the delivery by the Seller of the calculation and certificate described above.

    (c)   Royalty.  In addition to the amounts payable under (S) 2(b) above, the
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Buyer agrees to pay in cash to the Seller (or its assignee) for each calendar year commencing with the year ending December 31, 1995 through the year ending December 31, 2004, an annual royalty for each incremental ton of waste (excluding process waste water and other site-generated waste) in excess of 15,000 tons per year (up to a maximum of 45,000 tons per year) processed through the Incinerator on and after the Commencement of Commercial Operations. The royalty will be calculated as follows:


Total                Royalty Per Incremental      Royalty Per Incremental
Tons Processed       Ton for the Years 1995-1997  Ton for the Years 1998-2004
-------------------  ---------------------------  ---------------------------

     0 to 15,000                $ 0                          $ 0
15,001 to 20,000                $20                          $20



20,001 to 25,000                $25                          $30
25,001 to 30,000                $30                          $40
30,001 to 35,000                $35                          $50
35,001 to 40,000                $40                          $50
40,001 to 45,000                $45                          $50


The royalty for each year shall be calculated on an incremental basis based upon the respective numbers of tons processed in excess of the base numbers shown in the above table. Accordingly, if there are a total of 37,000 tons processed during the year ended December 31, 1995, the total royalty for that year shall be $630,000 (namely $0 for the first 15,000 tons, $100,000 for the next 5,000 tons, $125,000 for the next 5,000 tons, $150,000 for the next 5,000 tons, $175,000 for the next 5,000 tons, and $80,000 for the last 2,000 tons).
Pursuant to the above table, the maximum royalty payable for any year shall be $975,000 for each of the years 1995 through 1997, and $1,200,000 for each of the years 1998 through 2004. The royalty for each year described above shall be payable in one payment by February 28 of the following year and forwarded to Ecova Corporation, Colorado National Bank - Golden Branch, Account No. 1204-0432-1842, Golden, Colorado 80401, or such other account as the Seller (or its assignee) shall specify. Any payment not made by February 28 of the appropriate year shall be subject to interest at the Applicable Rate. The royalty for each year shall be accompanied by a written statement from the Buyer's treasurer certifying the total number of tons of waste processed through the Incinerator during the preceding year and showing the calculation of the royalty for such year. If the Buyer shall sell the Incinerator prior to December 31, 2004, the Buyer shall remain liable for its obligations under this (S)2(c) to pay royalties and to provide statements certifying the number of tons of waste processed, except that if the Seller (or its assignee) shall so agree in writing, the purchaser of the Incinerator from the Buyer shall assume the Buyer's future obligations to make such payments and reports and the Buyer shall thereupon be released from such future obligations.

    (d)  The Closing.  The closing of the transactions contemplated by this
         -----------
Agreement (the "Closing") shall take place at the offices of the Seller, 800 Jefferson County Parkway, Golden, Colorado 80401, commencing at 9:00 a.m. local time on May 12, 1995 (or on such other date as shall be agreed in writing by all of the Parties), provided that all of the conditions precedent for the Closing set forth in (S) 7 hereof shall have been satisfied (the "Closing Date").

    (e)  Accounts Receivable and Payable.  Subject to the provisions of (S)
         -------------------------------
2(b) hereof (which shall control in the event of any conflict between the provisions of (S) 2(b) and this (S) 2(e)), the Seller shall be responsible for all costs, Liabilities and expenses related to the Incinerator, and shall be entitled to receive the benefit of all revenues generated by the Incinerator, through the Closing Date. The Buyer shall be responsible for all Liabilities, costs and expenses related to the Incinerator, and shall be entitled to receive the benefit of all revenues generated by the Incinerator, after the Closing Date. However, nothing contained in this (S) 2(e) shall be deemed to affect either (i) the right of the Seller to seek reimbursement in accordance with (S) 2(b) hereof for any costs or liabilities associated with the operation of the Incinerator from the close of business on April 30, 1995 through the Closing Date, or (ii) the right of any Party to seek indemnification for any costs, Liabilities or expenses to the extent that such indemnification is provided for under (S) 10 of this Agreement.

    (f)  Deliveries at the Closing.  At the Closing, (i) the Seller will
         -------------------------
deliver to the Buyer and CHI the various certificates, instruments, and documents referred to in (S)7(a) below, and one or more deeds, assignments, bills of sale and other instruments of transfer which shall be sufficient to vest in the Buyer good and marketable title free of Security Interests to the Incinerator and the Intellectual Property specified in (S)2(a) above; and (ii) the Buyer will deliver to the Seller a check equal to the difference between the $1,240,528.00 payable by the Buyer at the Closing pursuant to (S)2(b)(i) hereof and the payments made in respect thereof by the Buyer prior to the Closing (excluding the deposits made under (S)2(h)(iv) below), and the various certificates, instruments, and documents referred to in (S)7(b) below.

    (g)  Final Trial Burn Test.  The Seller completed on December 17, 1994, a
         ---------------------
final trial burn test of the Incinerator (the "Final Trial Burn Test") in accordance with (S) 1, Part V of the Hazardous Waste Treatment and Storage Facility Permit dated November 17, 1993, as heretofore amended (the "RCRA Permit") which the Seller has previously been issued for the Incinerator by the NDEQ. Within three months after the Closing, the Seller at its expense shall purchase and shall pay related installation costs for a permanent carbon injection dioxin control system for the Incinerator approved by the NDEQ which shall be similar to that used in the Final Trial Burn Test. The Seller has permitted and shall permit representatives and consultants selected by the Buyer, at the Buyer's expense, to be present during the Final Trial Burn Test and to review the results thereof and all related data as soon as available. In the joint opinion of the consultants for the Seller and the Buyer, the Incinerator has satisfied during the Final Trial Burn Test all of the performance criteria set forth in Section I, Part V of the RCRA Permit (including, without limitation, the performance criteria for destruction and removal efficiency (DRE), HCL removal, particulate emissions and dioxin emissions). Accordingly, the "Successful Completion of the Final Trial Burn Test" is deemed to have occurred. The Seller and its consultants will be responsible for submitting to the NDEQ the data required by the RCRA Permit relating to the Final Trial Burn Test, irrespective of whether or not the Closing shall have occurred prior to the date of such submission.

    (h)  Interim Operations.  On and after the close of business on December
         ------------------
31, 1994, the Seller shall operate the Incinerator in accordance with the following interim procedures until the Closing shall occur or this Agreement shall be terminated prior to the Closing in accordance with (S) 11 hereof:

         (i) The Buyer shall be responsible for all sales and marketing activities for the Incinerator; provided, however, such responsibility shall cease if this Agreement shall be terminated prior to the Closing Date in accordance with (S) 11 hereof.

         (ii) CHI and its Affiliates may ship wastes to the Incinerator for processing only on a COD basis. Commencing April 3, 1995, the Buyer will deposit with the Seller by wire transfer $200,000 on each Monday, which shall constitute payment on account for waste disposal services. The charges for such services will reflect the pricing agreed upon in the Attachment to the Letter of Intent, adjusted by other applicable charges based on the actual volume and special handling requirements of the wastes as received at the Incinerator. If CHI or its Affiliates fail to make a wire transfer as described above, the Seller may, at its option, (A) accept no further waste deliveries, (B) terminate this Agreement subject to the reimbursement obligations set forth in (S) 2(i) below in accordance with (S) 11(a)(ii)(A) below, (C) draw on the deposit described in (S)2(h)(iv) below, and/or (D) collect all remaining amounts owed by the Buyer and CHI for any obligations covered by this Agreement.

         (iii) The Seller will retain control over scheduling all waste shipments to the Incinerator, and will accept only those wastes which conform to approved waste data sheets acceptable to the Seller. Pricing will be specified at the time of scheduling in accordance with the Attachment to the Letter of Intent, which also outlines scheduling procedures.

         (iv) In addition to the other financial obligations of the Buyer and CHI under this Agreement, the Buyer has deposited with the Seller in cash the amount of $800,000 to secure the Buyer's obligations as described in (S)2(b) (ii) above and reimbursement obligations under (S) 2(i) below. The Buyer has also deposited with the Seller from time to time certain additional amounts to secure such obligations. If the Seller believes that any additional deposit is required to cover the expected Working Capital Shortfall relating to the operation of the Incinerator prior to the Closing, the Seller shall so notify the Buyer and the Buyer shall wire transfer the additional deposit on the next business day in order to continue waste shipments. Prior to the Closing, the Seller may draw upon such deposit without prior notification up to the full amount of the deposit if at any time the Buyer or CHI fails to satisfy any of their financial obligations to the Seller under this Agreement. Following the Closing, at the time the Buyer makes payment to the Seller under (S)2(b)(ii) hereof, the Seller shall draw the full amount of the deposit then held, and the amount of such draw (together with any previous draws) shall be credited against the amount then payable by the Buyer in accordance with (S)2(b).

    (i)  Special Allocation of Costs.  If the Buyer and CHI elect for any
         ---------------------------
reason (other than a default by the Seller under this Agreement) not to proceed with the Closing, then the Buyer shall reimburse the Seller for: (i) fifty (50%) percent of the Working Capital Shortfall incurred by the

Seller to operate the Incinerator and to conduct the Final Trial Burn Test from November 22, 1994 through the close of business on December 31, 1994; (ii) one hundred (100%) percent of the Working Capital Shortfall incurred by the Seller to operate the Incinerator from the close of business on December 31, 1994 and ending on the date this Agreement is terminated in accordance with (S) 11 hereof; and (iii) one hundred (100%) percent of any Incremental Closure Costs arising on and after the close of business on December 31, 1994 and ending on the date this Agreement is terminated in accordance with (S) 11 hereof. In addition, the Seller would retain ownership of the Incinerator and the Buyer would cooperate in every way with the Seller to accomplish that result.

    (j)  Financial Assurance.  The Seller agrees to keep all closure,
         -------------------
postclosure, and corrective or remedial action financial assurances and hazardous waste liability financial assurances required by its permits or other applicable laws, rules or regulations in place until the Closing. The Buyer and CHI shall obtain NDEQ approval of the Buyer's financial assurances prior to the Closing. In addition, a condition for the Closing will be receipt by the Seller of releases from the NDEQ of all of the Seller's financial assurances relating to closure, post-closure and corrective or remedial action with respect to the Incinerator and the Monofill.

    (k)  Letter of Credit.  To secure its reimbursement obligations under
         ----------------
(S) 2(i) hereof, the Buyer has previously provided to the Seller a Letter of Credit in the amount of $1,200,000. The Seller agrees to draw upon such Letter of Credit only to the extent that such reimbursement obligations are not paid in cash by the Buyer to the Seller within thirty (30) days after delivery of a written notice from the Seller to the Buyer and CHI stating in detail the amount of such reimbursement obligations, together with a certificate from the Seller's treasurer stating that the amounts shown on such calculation are accurate.

    (l)  Insurance.   CHI has provided the Seller with a certificate of
         ---------
insurance for hazardous waste facility liability insurance as required by 40 CFR
264.147. The certificate of insurance specifies that the policy(ies) shall include a waiver of subrogation in favor of the Seller and Amoco, shall name each of the Seller and Amoco as an additional insured, shall include a severability of interests clause, and shall include an endorsement designating the policy as primary with respect to any policies of the Seller or Amoco. The severability of interests clause shall read substantially as follows: "Except with respect to the Limits of Insurance, and any rights or duties specifically assigned in this Coverage Part to the first Named Insured, this insurance applies: (1) as if each Named Insured were the only Named Insured, and (2) separately to each Named Insured against whom claim is made or suit is brought."

3.  Representations and Warranties Concerning the Transaction.

    (a)  Representations and Warranties Concerning the Seller.  The Seller
         ----------------------------------------------------
represents and warrants to the Buyer and CHI that the statements contained in this (S)3(a) are correct and complete in all material respects (as defined in (S)10(i) below) as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)3(a)).

    (i)  Organization of the Seller.  The Seller is duly organized, validly
         --------------------------
existing, and in good standing under the laws of the State of Nevada. The Seller is duly qualified to conduct business and in good standing as a foreign corporation in the State of Nebraska.

    (ii)  Authorization of Transaction.  The Seller has full power and authority
          ----------------------------
(including full corporate power and authority) to execute and deliver this Agreement and each of the other agreements and documents specified in this Agreement and to perform its respective obligations hereunder and thereunder. This Agreement constitutes, and when executed and delivered at the Closing such other agreements and documents (including, without limitation, the Guarantee of Amoco) will constitute, the valid and legally binding obligations of the Seller and/or of Amoco, as specified herein and therein, enforceable in accordance with their respective terms and conditions. Except as made or obtained or to be made or obtained by the Seller in connection with the Approvals, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency which is required of the Seller in order to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a materially adverse effect on the Incinerator or on the ability of the Parties to consummate substantially all of the transactions contemplated by this Agreement.

    (iii)  Noncontravention.  Provided the conditions to the Closing set forth
           ----------------
in (S) 7 hereof are satisfied, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or by-laws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

    (iv)  Brokers' Fees.  The Seller has no Liability or obligation to pay any
          -------------
fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or CHI could become liable or obligated.

    (v)  Outstanding Shares of the Seller.  Amoco Oil Holding Company, an
         --------------------------------
Affiliate of the Seller and Amoco, holds of record and owns beneficially all of the outstanding shares of the Seller's capital stock.

    (b)  Representations and Warranties Concerning the Buyer and CHI.  The
         -----------------------------------------------------------
Buyer and CHI represent and warrant to the Seller that the statements contained in this (S)3(b) are correct and complete in all material respects (as defined in (S) 10(i) below) as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)3(b)).

         (i)  Organization of the Buyer and CHI.  Each of the Buyer and CHI is a
              ---------------------------------
    corporation duly organized, validly existing, and in good standing under the laws of The Commonwealth of Massachusetts. The Buyer is duly qualified to conduct business and in good standing as a foreign corporation in the State of Nebraska.

         (ii)  Authorization of Transaction.  Each of the Buyer and CHI has full
               ----------------------------
    power and authority (including full corporate power and authority) to execute and deliver this Agreement and each of the other agreements and documents specified in this Agreement and to perform its respective obligations hereunder and thereunder. This Agreement constitutes, and when executed and delivered at the Closing such other agreements and documents will constitute, the valid and legally binding obligations of the Buyer and/or of CHI, as specified herein or therein, enforceable in accordance with their respective terms and conditions. Except as made or obtained or to be made or obtained by the Buyer and CHI in connection with the Approvals, the Buyer and CHI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency which is required of the Buyer or CHI in order to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a materially adverse effect on the financial condition to the Buyer or CHI or on the ability of the Parties to consummate substantially all of the transactions contemplated by this Agreement.

         (iii)  Noncontravention.  Provided the conditions to the Closing set
           ----------------
    forth in (S) 7 hereof are satisfied, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or CHI is subject or any provision of its charter or by-laws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or CHI is a party or by which it is bound or to which any of its assets is subject.

         (iv)  Brokers' Fees.  Neither the Buyer nor CHI has any Liability or
               -------------
    obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         (v)  Outstanding Shares of the Buyer.  CHI holds of record and owns
              -------------------------------
    beneficially all of the outstanding shares of the Buyer's capital stock.

         (vi)  Disclosure. The Buyer and CHI have been given full access to the
               ----------
    Incinerator, the personnel currently employed by the Seller to operator the Incinerator, and the related books, records, ledgers, files, documents, correspondence, lists, architectural and engineering plans, drawings and specifications, environmental and other studies, reports, and operating and monitoring data which were owned by the Seller and located at the Incinerator at the time representatives of the Buyer visited the Incinerator.

         (vii)  Knowledge Concerning Seller Representations.  Neither the Buyer,
                --------------------------------------------
    CHI nor any of their counsel or other representatives has Knowledge that any of the Seller's representations and warranties in (S)(S)3(a) and 4 hereof is untrue, incorrect or misleading in any material respect. The Buyer and CHI agree that any such Knowledge would operate to amend the Disclosure Schedule of the Seller, to qualify the relevant representations and warranties, and to cure any misrepresentation or breach of warranty by the Seller that otherwise might have existed hereunder.

4. Representations and Warranties Concerning the Incinerator and the Intellectual Property. The Seller represents and warrants to the Buyer and CHI that, except as set forth in the disclosure schedule delivered by the Seller to the Buyer and CHI and initialed by the Parties (the "Disclosure Schedule"), the statements contained in this (S) 4 and in the Disclosure Schedule are correct and complete in all material respects (as defined in (S)10(i) below) as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this (S)4). To the extent, if any, that such statements need to be modified in order to reflect changes which occur between the date of this Agreement and the Closing Date, the Seller shall describe such changes in the certificate to be delivered by the Seller at the Closing as provided in (S) 7(a)(iii) below and, if the Buyer and CHI shall elect to proceed with the Closing notwithstanding such changes, the statements contained in this (S) 4 and in the Disclosure Schedule shall be deemed to have been modified to the extent appropriate in order to incorporate such changes, the relevant representations and warranties shall be thereby qualified, and any misrepresentation or breach of warranty by the Seller that otherwise might have existed shall be cured thereby.

    (a)  Title to the Incinerator and the Intellectual Property.  The Seller
         ------------------------------------------------------
has good and marketable title to the fluidized bed incinerator, the Monofill, the Personal Property and the Real Property included in the Incinerator and, to the Seller's Knowledge, the patent rights to U.S. Patents Nos. 4253824 and 4448134 included in the Intellectual Property, free and clear of all Security
Interests.   The Personal Property includes the items described in (S) 4(a) of the Disclosure Schedule.

    (b)  Real Property.  Except installments of Taxes or special assessments
         -------------
which are not yet delinquent, to the Seller's Knowledge, there are no easements, building restrictions, zoning restrictions, or other restrictions which affect materially and adversely the current use or occupancy of the Real Property.
To the Seller's Knowledge, there are no written leases, subleases, licenses, concessions, or other agreements granting to any Person the right of use or occupancy of any portion of the Real Property; there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein; and there are no parties (other than the Seller or contractors of the Seller on a temporary basis) in possession of the Real Property.

    (c)  Intellectual Property.  To the Knowledge of the Seller, neither the
         ---------------------
Seller nor any of its Affiliates has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any Third Party in any material respect, and neither the Seller nor any of its Affiliates has received since the commencement of construction of the Incinerator any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either the Seller or any of its Affiliates must license or refrain from
using any Intellectual Property rights of any Third Party).   To the Seller's
Knowledge, Section 4(c) of the Disclosure Schedule identifies each patent or registration, if any, which has been issued to either the Seller or any of its Affiliates with respect to the Intellectual Property, identifies each pending patent application or application for registration, if any, which either the Seller or any of its Affiliates has made with respect to any of the Intellectual Property, and identifies each material license, agreement, or other permission, if any, which either the Seller or any of its Affiliates has granted to any Third Party with respect to any of the Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer or made available to the Buyer at the Incinerator correct and complete copies of any such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4(c) of the Disclosure Schedule also identifies each material item of the Intellectual Property that any Third Party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer or made available to the Buyer at the Incinerator correct and complete copies of the agreements creating any such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property, to the Seller's Knowledge: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) the Seller is not in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Seller or permit termination, modification, or acceleration thereunder;
(iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; (iv) neither the Seller nor any of its Affiliates has assigned its rights with respect to the license, sublicense, agreement or permission in such a manner as to adversely affect the Seller's ability to own and operate the Incinerator; and (v) the license, sublicense, agreement or permission is freely assignable by the Seller to the Buyer as part of the Intellectual Property provided the Buyer shall agree to assume such license, sublicense, agreement or permission.

    (d)  Licenses and Permits.  Section 4(d) of the Disclosure Schedule
         --------------------
accurately lists the type and current regulatory status (including, without limitation, the current expiration dates) of all material governmental licenses, ordinances, authorizations, permits and certificates now held by the Seller with respect to the business or operations of the Incinerator, including, without limitation, licenses granted and administered pursuant to RCRA (collectively, the "Existing Licenses"). The Seller has heretofore delivered to the Buyer and CHI or made available to the Buyer at the Incinerator true and complete copies of the Existing Licenses. Section 4(d) of the Disclosure Schedule also identifies certain of the Existing Licenses (collectively, the "Transferable Licenses") which the Seller will transfer to the Buyer as part of the Incinerator. To the Knowledge of the Seller, except as set forth on (S)4(d) of the Disclosure Schedule: (i) the Transferable Licenses have been validly issued and are in full force and effect; (ii) the permit applications filed in connection with obtaining the Transferable Licenses (including any amendments thereof) were true and complete in all material respects; (iii) the Seller is in substantial compliance with the terms and conditions of all of the Transferable Licenses; (iv) the Seller has not taken or failed to take any action that could result in a substantial risk of forfeiture of any Transferable License; and (v) there is not, as of the date hereof, pending or threatened any action by or before any court or governmental agency to revoke, cancel, rescind, modify or refuse to renew any of the Transferable Licenses.

    (e)  Contracts and Other Agreements.  Section 4(e) of the Disclosure
         ------------------------------
Schedule lists all of the contracts and other agreements now in effect of the types described below to which the Seller is a party and which are relevant to the Incinerator:

         (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments under such agreement (or group of related agreements) in excess of $10,000 per annum, or which relates to the operation of the fluidized bed incinerator;

         (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services (including, without limitation, incineration or other disposal services), the performance of which will extend over a period of more than six months or involve consideration in excess of $50,000;

         (iii) any warranties (including, without limitation, manufacturers warranties), guaranties and similar arrangements relating to any asset having a purchase price to the Seller in excess of $50,000;

         (iv)  any agreement concerning a partnership or joint venture;

         (v) any severance or similar plan or arrangement and any retention bonus or retention agreements for the benefit of its current or former employees;

         (vi)  any collective bargaining agreement; or

         (vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing material severance benefits.

    The Seller has made available to the Buyer at the Incinerator a correct and complete copy of each written agreement (as amended to date) listed in (S) 4(e) of the Disclosure Schedule.

    (f)  Plans, Studies and Other Documents.  The Seller has made available to
         ----------------------------------
the Buyer at the Incinerator a correct and complete copy of all of the following documents with respect to the Incinerator which are now in the possession of the
Seller: final architectural and engineering plans, drawings and specifications, environmental and other studies, reports, operating and monitoring data, and other similar printed or written materials.

    (g)  Litigation.  Section 4(g) of the Disclosure Schedule sets forth any
         ----------
instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge which is relevant to the Incinerator, the Seller's current or former employees at the Incinerator, or the Intellectual Property, or (ii) is a party or, to the Knowledge of the Seller, is threatened in writing to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which is relevant to the Incinerator, the Seller's current or former employees at the Incinerator, or the Intellectual Property.

    (h)  Environmental, Health and Safety Laws.  To the Knowledge of the
         -------------------------------------
Seller, in connection with its ownership and operation of the Incinerator, the Seller as of January 1, 1995: (i) is in substantial compliance with the applicable Environmental, Health and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Seller alleging any such failure to comply); (ii) has obtained and been in substantial compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under the applicable Environmental, Health, and Safety Laws; and (iii) is in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the applicable Environmental, Health, and Safety Laws.

5.  Pre-Closing Covenants.  The Parties agree as follows with respect to the
    ---------------------
period between the execution of this Agreement and the Closing:

    (a)  General.  Each of the Parties will use all commercially reasonable
         -------
efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including satisfaction, but not waiver, of the closing conditions set forth in (S)7 below).

    (b)  Approvals.  Each of the Parties will give any notices to, make any
         ---------
filings with, and use all commercially reasonable efforts to obtain all of the Approvals.

    (c)  Operation of the Incinerator.  The Seller will operate the Incinerator
         ----------------------------
in the manner contemplated by this Agreement, including the appropriate analysis and reporting of the results of the Final Trial Burn Test and the Commencement of Commercial Operations, and exercise in such operation the same level of care, skill and expertise as is customary in the hazardous waste management industry. The Seller may perform a baseline environmental study or utilize ongoing environmental monitoring to establish baseline environmental conditions at the Incinerator site as of the date of Approval for Commercial Operations.

    (d)  Preservation of Business.  The Seller will keep the business and
         ------------------------
properties of the Incinerator substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, and suppliers. Notwithstanding the foregoing, the Buyer acknowledges that certain suppliers were needed by the Seller only through completion of the Final Trial Burn Test and that the Seller is now terminating its relationship with such suppliers.

    (e)  Full Access.  Upon reasonable notice, the Seller will permit
         -----------
representatives of the Buyer and CHI to have full access during normal business hours to all premises, properties, personnel, books, records (including Tax records other than records which relate exclusively to income taxes of the Seller and its Affiliates), contracts, and other documents of or pertaining to the Incinerator, to the extent permitted by applicable laws and regulations.

    (f)  Notice of Developments.  The Seller will give prompt written notice to
         ----------------------
the Buyer and CHI of any material adverse development causing a breach of any of the representations and warranties in (S)4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in (S)3 above. No disclosure by any Party pursuant to this (S)5(f), however, shall be deemed to amend or supplement (S) 3, (S) 4, or the Disclosure Schedule, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless otherwise specifically agreed to in writing by the Parties.

    (g)  Exclusivity. Unless and until this Agreement is terminated in
         -----------
accordance with (S) 11 hereof,   the Seller shall not (i) solicit, initiate, or
encourage, the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the Incinerator or the Intellectual Property (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

    (h)  Title Insurance. The Buyer will obtain, at the Buyer's expense, in
         ---------------
preparation for the Closing, with respect to the Real Property, an ALTA Owner's Policy of Title Insurance Form

B - 1987 issued by Chicago Title Insurance Company or another title insurer satisfactory to the Buyer insuring title to the Real Property to be in the Buyer as of the Closing (subject to the title exceptions described in (S)4(b) of the Disclosure Schedule). The title insurance policy delivered under this (S)5(h) shall (A) insure title to the Real Property and all recorded easements benefitting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the Real Property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the Real Property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Real Property, (F) if the Real Property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (G) contain a "non-imputation" endorsement to the effect that the title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for the purposes of the policy. The Buyer agrees to provide to the Seller as soon as practicable but not less than 15 business days prior to the anticipated Closing Date a preliminary form of such title insurance policy in order that the Seller shall have an opportunity to cure prior to the Closing any title defects disclosed in such preliminary form.

    (i)  Survey.  The Buyer will obtain, at the Buyer's expense, in preparation
         ------
for the Closing, with respect to the Real Property, a current survey certified to the Buyer, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). Except as set forth in (S)4(b) of the Disclosure Schedule, the Survey shall not disclose any material survey defect or encroachment from or onto the Real Property which has not been cured or insured over prior to the Closing. The Buyer agrees to provide to the Seller as soon as practicable but not less than 15 business days prior to the anticipated Closing Date a preliminary form of the Survey in order that the Seller shall have an opportunity to cure prior to the Closing any survey defects disclosed in such preliminary form.

6.  Post-Closing Covenants.  The Parties agree as follows with respect to the
    ----------------------
period following the Closing:

    (a)  General.  Each of the Parties covenants to comply with its respective
         -------
agreements set forth elsewhere in this Agreement including, without limitation, its respective agreements set forth in (S)2. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties covenants to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S)10 below).

    (b)  Litigation and Other Support.  In the event and for so long as any
         ----------------------------
Party actively is reasonably contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand with a Third Party, or requires assistance in preparing financial statements or reports to be filed with any Third Party, in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Incinerator or the Intellectual Property, each of the other Parties will, upon receipt of written request, reasonably cooperate with such requesting Party and its counsel in such contest, defense or preparation, reasonably make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest, or defense or preparation, all at the cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (S)10 below). Notwithstanding the foregoing, no Party shall be obligated hereby to provide such cooperation or access if the providing of such cooperation or access would violate the terms of any agreement by which such Party is currently bound or any applicable law or regulation then in effect, or would result in the loss of any attorney-client or attorney work-product privilege by such Party.

    (c)  Confidentiality.  From and after the Closing, the Seller will treat
         ---------------
and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with or as permitted by this Agreement and as may be necessary to respond to any Tax audits or to enforce the terms of this Agreement.

    (d)  Continuing Financial Assurance Obligations. The Parties will comply in
         ------------------------------------------
full with their respective financial assurance obligations relating to the Incinerator as set forth in (S)2(j) of this Agreement.

7.  Conditions to Obligation to Close.
    ---------------------------------

    (a)  Conditions to Obligation of the Buyer and CHI.  The obligation of the
         ---------------------------------------------
Buyer and CHI to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (i)  the representations and warranties of the Seller set forth in
    (S)3(a) and (S)4 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) the Seller shall have delivered to the Buyer and CHI a certificate to the effect that each of the conditions specified above in
    (S)7(a)(i)-(ii) is satisfied;

         (iv) except for the proceedings described in (S) 4(g) of the Disclosure Schedule, no action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
    (C) affect adversely and materially the right of the Buyer to own the Incinerator and the Intellectual Property or to operate the Incinerator (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (v) the Buyer and CHI shall have received from counsel to the Seller and Amoco an opinion substantially in the form attached hereto as Exhibit B addressed to the Buyer and CHI, and dated as of the Closing Date;

         (vi) the Approval for Commercial Operations received from the Director of the NDEQ shall not have been rescinded or otherwise adversely modified;

         (vii)  the Buyer shall have received all of the Approvals;

         (vii) the Buyer shall have received the title insurance policy and riders specified in (S)5(h) above and the Survey specified in (S)5(i) above;

         (viii) the Buyer and CHI shall have obtained from their lending institutions, on terms and conditions reasonably satisfactory to them, all of the waivers they need under their existing financing documents in order to consummate the transactions contemplated hereby or, in the alternative, the Buyer and CHI shall have obtained alternative financing arrangements reasonably satisfactory to them which will allow them to close this transaction;

         (ix) the Buyer and CHI shall have received an executed Guarantee by Amoco of the Seller's indemnification obligations pursuant to (S) 10(d) hereof in the form attached hereto as Exhibit C; and

         (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, to the extent specifically described in this Agreement, will be reasonably satisfactory in form and substance to the Buyer and CHI.

The Buyer and CHI may waive any condition specified in this (S)7(a) if they execute a writing so stating at or prior to the Closing.

    (b)  Conditions to Obligation of the Seller.  The obligation of the Seller
         --------------------------------------
to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties of the Buyer and CHI set forth in (S)3(b) above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) the Buyer and CHI shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

         (iii) the Buyer and CHI shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in
    (S)7(b)(i)-(ii) is satisfied;

         (iv) except for the proceedings described in (S) 4(g) of the Disclosure Schedule, no action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (v) the Seller shall have received from counsel to the Buyer and CHI an opinion substantially in the form attached hereto as Exhibit D addressed to the Seller, and dated as of the Closing Date;

         (vi)  the Seller shall have received from the NDEQ in accordance with
    (S) 2(j) hereof the releases from the financial assurances which it has provided with respect to the Incinerator and the Monofill; and

         (vii) all actions to be taken by the Buyer and CHI in connection with consummation of the transactions contemplated hereby, to the extent specifically described in this Agreement, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this (S)7(b) if it executes a writing so stating at or prior to the Closing.

8.  Employee Matters.

    (a)  Offers of Employment.  The Seller agrees to use its best efforts to
         --------------------
retain personnel currently employed to operate the Incinerator. The Buyer shall offer employment at the time of

Closing to at least seventy-five (75%) percent of the sum of (a) the individuals currently employed by the Seller, and (b) those employees released by the Seller on October 28, 1994 who have not subsequently been rehired. Such employees shall be offered employment at comparable salaries and the Buyer and CHI shall provide industry competitive medical, dental, and (S) 401(k) plans. The Buyer and CHI agree to recognize the original hire date of all former employees of the Seller who are hired by the Buyer for all purposes, including but not limited to the Ecova Corporation Severance Program referred to in (S) 8(b) below. However, neither the Buyer nor CHI shall have any Liability relating to or arising out of the employment of employees or the engagement of independent contractors by the Seller for periods prior to and including the Closing Date.

    (b)  Severance Benefits. The Buyer agrees to provide all former employees
         -------------------
of the Seller who are hired by the Buyer comparable or better severance benefits to those provided in the 1994 Ecova Severance Program, Amended as of September 29, 1994 (the "Ecova Corporation Severance Program"), plus an additional sixty
(60) calendar days on the payroll after any employee is released from work, which is consistent with the Seller's current policy, for a period of one (1) year from the Closing Date, except where any such employee is terminated for cause. For purposes hereof, "cause" shall mean either (i) the failure of the employee to perform his or her duties which failure amounts to an intentional, extended, or gross neglect of such duties or (ii) the commission by the employee of an act of fraud, embezzlement, violence, or other misconduct against the Buyer or any of its employees or the employee having been convicted of a felony involving moral turpitude. For purposes of the severance allowance in the Ecova Corporation Severance Program, the Buyer can deduct from the severance allowance any severance allowance the employee received from the Seller in connection with employee's termination of employment by the Seller.

    (c)  Vacation. Between the Closing and the end of the calendar year 1995,
         ---------
the Buyer shall permit all of the Seller's employees who are hired by the Buyer to take at least the same number of days paid vacation as they would have been able to take as of the Closing Date under the vacation policies of the Seller based upon the original hire date of such employees by the Seller.

    (d)  WARN Act. The Parties agree that the Seller shall be responsible for
         ---------
any obligations under the Worker Adjustment and Retraining Notification ("WARN") Act (29 U.S.C. (S)2101, et seq.), or under similar provisions of state or local law, arising prior to the Closing, and the Buyer shall be responsible for any WARN Act (or similar state or local law) obligations arising after the Closing as a consequence of this Agreement and the Incinerator and the Intellectual Property being sold hereunder. Furthermore, for the first sixty (60) days following the Closing Date, the Buyer shall not engage in any mass layoff, plant closing or other action that might trigger obligations under the WARN Act or under any similar provision of any state or local law.

9.  Tax Matters.

    (a)  Liability for Taxes-General.  Except as otherwise expressly provided
         ---------------------------
for in this (S) 9: (i) the Seller shall be liable for, and shall indemnify the Buyer and CHI against, any Tax arising from or attributable to the operations of the Incinerator through December 31, 1994; and (ii) the Buyer and CHI shall be liable for, and shall indemnify the Seller against, any Tax arising from or attributable to the operations of the Incinerator from and after January 1, 1995.

    (b)  State and Local Sales and Use Taxes. It is the mutual opinion of the
         -----------------------------------
Parties that the transfer of tangible personal property pursuant to this Agreement (except motor vehicles) qualifies as an "occasional sale" under applicable Nebraska statutes and regulations and, as such, is exempt from state and local sales and use taxes. The Seller agrees to provide to the Buyer and CHI at the Closing an executed Nebraska Certificate of Exemption specifying the transfer as an occasional sale. It is therefore agreed by and between the Parties that state and local sales and use taxes will not be charged or
collected at the Closing.   It is further agreed, however, that in the event
that the Seller shall become liable for state or local sales or use taxes (including penalties and interest, if applicable) arising out of this transfer, the Buyer and CHI shall be responsible for these taxes plus penalties and interest. The Seller agrees to give timely notice to the Buyer and CHI of any proposed assessment of these taxes, penalties and interest, and the Buyer and CHI shall have the opportunity, at their own expense, to contest the imposition of these taxes, penalties, and interest.

    (c)  Transfer Taxes on Motor Vehicles.  The Buyer shall be responsible for
         ---------------------------------
any state or local sales or use tax imposed upon any motor vehicle transferred by the Seller to the Buyer, and the Buyer shall pay this tax directly to the proper authority.

    (d)  Transfer Fees on Conveyances. The Party responsible under applicable
         ----------------------------
law shall bear and pay, in their entirety, all registration or transfer fees, if any, payable by reason of the sale and conveyance of the Incinerator, the Real Property or the Personal Property.

    (e)  State and Local Property (Real and Personal) Tax Returns and Payments.
         ----------------------------------------------------------------------

         (i)  Returns for Periods Prior to the Closing. The Seller shall
              ----------------------------------------
    prepare and file all property tax returns (whether related to real property taxes or to personal property taxes) required to be filed with respect to the Incinerator for all periods ending before the Closing. Subject to its right to be indemnified pursuant to (S) 9(a) (ii) above, the Seller shall be responsible for payment of the taxes shown to be due on such returns, shall be entitled to any refunds of such taxes, and shall be responsible, at its own expense, for all audits which may be conducted on such returns. The Buyer and CHI shall provide reasonable access to books, records, and returns and other information to the extent necessary to permit the Seller to timely prepare and file such returns and pay such taxes.

         (ii)  Returns for Periods Ending On and After the Closing. The Buyer
               ---------------------------------------------------
    or CHI shall prepare and file, or shall cause to be prepared and filed, all property tax returns (whether related to real property taxes or to personal property taxes) required to be filed with respect to the Incinerator for all periods ending on or after the Closing. Subject to their right to be indemnified pursuant to (S) 9(a) (i) above, the Buyer and CHI shall be responsible for payment of the taxes shown to be due on such returns and shall be entitled to any refunds of such taxes to the extent the payment or refund of such taxes is attributable to the Incinerator on or after the Closing. The Seller shall promptly reimburse the Buyer or CHI for the portion of such taxes, and the Buyer or CHI shall promptly remit to the Seller the portion of any refunds, to the extent the payment or refund of such taxes is attributable to the Incinerator before January 1, 1995. The Seller shall provide reasonable access to books, records, returns, and other information to the extent necessary to permit the Buyer or CHI to timely prepare and file such returns and pay such taxes.

    (f)  Cooperation and Exchange of Information.  Following the Closing, each
         ---------------------------------------
Party will provide, or cause to be provided, upon written request to any other Party copies of all correspondence received by such Party from any taxing authority in connection with any potential liability of such other Party for Tax under this (S)9. The Parties will also provide each other with such other cooperation and information as they may reasonably request in writing of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Tax imposed on the Parties or their respective Affiliates as a result of the transactions provided for in this Agreement. Any information obtained pursuant to this (S)9(f) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each Party shall be entitled to reimbursement for the actual costs incurred by such Party in connection with providing the cooperation and information required by this
(S)9(f). Notwithstanding the foregoing, no Party shall be obligated hereby to provide such cooperation or information if the providing of such cooperation or information would violate the terms of any agreement by which such Party is currently bound or any applicable law or regulation then in effect, or would result in the loss of any attorney-client or attorney work-product privilege by such Party.

    (g)  Survival of Obligations and Conflict.  The obligations of the Parties
         ------------------------------------
set forth in this (S)9 shall be unconditional and shall remain in effect without limitation as to time. In the event of a conflict between the provisions of this (S)9 and any other provisions of this Agreement, the provisions of this
(S)9 shall control.

10. Remedies and Indemnification for Third Party Claims.

    (a)  Survival of Representations, Warranties and Covenants.  The
         --------------------------------------------------------
representations and warranties of the Parties contained in (S) 3 and (S) 4 of this Agreement shall survive the Closing hereunder for a period of six months thereafter (except to the extent that any breach of a representation or warranty is formally waived in writing at or prior to Closing), and notice of any alleged breach thereof must be given within such six-month period or be forever barred. However, the covenants and other obligations of the Parties under this Agreement shall survive the Closing and shall continue in full force and effect thereafter.

    (b)  Indemnification by the Seller for the Benefit of the Buyer and CHI.
         ------------------------------------------------------------------
In the event the Seller breaches any of its representations or warranties contained in (S)3(a) or (S)4 of this Agreement and notice of the same is given as provided in (S)10(a) above, then the Seller agrees to indemnify the Buyer and CHI from and against the entirety of any Adverse Consequences the Buyer or CHI may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach, subject to the limitations set forth in (S)10(i) below.

    (c)  Indemnification by the Buyer and CHI for the Benefit of the Seller.
         ------------------------------------------------------------------
In the event the Buyer or CHI breaches any of their representations or warranties contained in (S)3(b) of this Agreement and notice of the same is given as provided in (S)10(a) above, then the Buyer and CHI agree to indemnify the Seller from and against the entirety of any Adverse Consequences which the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach, subject to the limitations set forth in (S) 10(i) below.

    (d)  Indemnification by the Seller and Amoco for the Benefit of the Buyer
         --------------------------------------------------------------------
and CHI. Except for the express representations and warranties made by the
--------
Seller in (S) 4 hereof, the Incinerator is being sold hereunder on an "as is/where is" basis without any further representation, warranty or future obligation whatsoever, express or implied, by the Seller or Amoco to the Buyer or CHI. However, the Seller agrees to forever indemnify the Buyer and CHI from and against the entirety of any Adverse Consequences suffered through and after the date of the claim for indemnification resulting from any claim by a Third Party against the Buyer or CHI for any cause of action relating to the Incinerator and arising out of, or caused by, either (i) the Seller's ownership and operation of the Incinerator prior to the close of business on December 31, 1994 (excluding the Seller's design and construction of the Incinerator), or
(ii) the transportation and disposal activities of the Seller prior to the Commencement of Commercial Operations. The Seller's Affiliate, Amoco, shall provide at the Closing to the Buyer and CHI a Guarantee of the Seller's obligations contained in this (S)10(d) in the form attached hereto as Exhibit C.

    (e)  Indemnification by the Buyer and CHI for the Benefit of the Seller and
         ----------------------------------------------------------------------
its Affiliates.  The Buyer and CHI agree to forever indemnify the Seller, Amoco
---------------
and other Affiliates from and against the entirety of any Adverse Consequences suffered through and after the date of the claim for indemnification resulting from any claim by a Third Party against the Seller, Amoco or any of their Affiliates arising out of, or caused by, either (i) the operation of the Incinerator after the close of business on December 31, 1994, or (ii) the transportation and disposal activities of the Buyer or CHI after the Commencement of Commercial Operations.

(f)  Matters Involving Third Parties.
     -------------------------------

     (i) If any Third Party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this (S)10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing with thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S)10(f)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) at any time after the commencement of the defense of any Third Party Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnified Party of the asserted Third Party Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued, and so notifies the Indemnifying Party in writing within thirty (30) days of such request from the Indemnifying Party. If the Indemnifying Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the amount that the other party to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party.

     (iv) In the event any of the conditions in (S)10(f)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),

(B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (S)10.

     (g)  Determination of Adverse Consequences.  The Parties shall take into
         -------------------------------------
account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this (S)10.

     (h)  Exclusive Remedies.  The provisions of this (S) 10 are intended to be
          ------------------
the exclusive remedy between the Parties for the matters covered by such provisions, and no Party shall seek recovery from any other Party or any of its Affiliates with respect to such matters under theories of strict liability, negligence or other theory of recovery, whether under contract (other than this Agreement) or tort or at law or in equity.

     (i)  Limitation on Indemnification.  The Seller shall not be liable to the
          -----------------------------
Buyer or CHI, and the Buyer and CHI shall not be liable to the Seller, for Adverse Consequences under this (S)10 (excluding claims pursuant to (S) 10(d) or
(S) 10(e)) unless the aggregate amount of Adverse Consequences for which such Parties would, but for the provisions of this (S)10(i), be liable exceeds, on an aggregate basis, $250,000, and then only to the extent of such excess. In addition, the Seller shall not be liable to the Buyer or CHI, and the Buyer and CHI shall not be liable to the Seller, for any single breach governed by
(S)10(b) or (S)10(c) unless the Adverse Consequences arising from such single breach exceed $10,000 (which shall be the definition of "material" for purposes of the first sentence of (S)3(a), (S)3(b), and (S)4 above), and then only to the
extent of such excess.   The foregoing limitations shall not be applicable to
any breach governed by (S)10(d) or (S)10(e) hereof.

     (j)  Johnson Litigation.  Anything in this (S)10 to the contrary
          -------------------
notwithstanding, the Buyer and CHI agree to assume the responsibility (if any) for the defense of and any consequences which may arise from the pending litigation brought by Kenneth Johnson against the Nebraska Environmental Control Council and the Nebraska Department of Environmental Control (currently known as the "Nebraska Department of Environmental Quality"), in which the Seller (formerly known as "Waste-Tech Services, Inc.") is an intervenor.


11.  Termination

     (a)  Termination of Agreement.  Certain of the Parties may terminate this
          ------------------------
Agreement as provided below:

          (i) the Buyer or CHI may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer or CHI has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before May 15, 1995, by reason of the failure of any condition precedent under (S)7(a) hereof (unless the failure results primarily from the Buyer or CHI itself breaching any representation, warranty, or covenant contained in this Agreement);

          (ii) the Seller may terminate this Agreement by giving written notice to the Buyer and CHI at any time prior to the Closing (A) in the event CHI or its Affiliates have failed to pay any invoice for waste processing at the Incinerator in accordance with (S)2(h)(ii) hereof, (B) in the event the Buyer or CHI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer and CHI of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (C) if at any time prior to the Closing Date, the Seller is not satisfied for any reason with the progress the Buyer and CHI have made toward securing financial assurances or the financial obligations required of the Buyer or CHI in order to complete the Closing, or (D) if the Closing shall not have occurred on or before May 15, 1995, by reason of the failure of any condition precedent under (S)7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant in this Agreement); and

          (iii) in the event that by May 15, 1995, the Closing shall not have occurred but this Agreement shall not have been terminated in accordance with (i) or (ii) above, this Agreement shall terminate unless all of the Parties shall thereupon mutually agree in writing to extend this Agreement.

     (b)  Effect of Termination.  If any Party terminates this Agreement
          ---------------------
pursuant to (S)11(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for (i) any Liability of any Party or Parties then in breach, and (ii) the reimbursement obligations of the Buyer and CHI under (S) 2(i) of this Agreement.


12.  Miscellaneous

     (a)  Nature of Certain Obligations; Guaranties.  The representations,
          -----------------------------------------
warranties, and covenants in this Agreement are joint and several obligations of the respective Parties. Any and all obligations of the Buyer under this Agreement shall be unconditionally and irrevocably guaranteed by CHI.

     (b)  Press Releases and Public Announcements.  No Party shall issue any
          ---------------------------------------
press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (c)  No Third-Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except insofar as the indemnification obligations hereunder may extend to any Affiliate of a Party.

     (d)  Entire Agreement.  This Agreement (including the documents referred to
          ----------------
herein) constitutes the entire agreement among the Parties and supersedes the Letter of Intent and any other prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e)  Succession and Assignment.  This Agreement shall be binding upon and
          -------------------------
inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that a Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the designating Party nonetheless shall remain responsible for the performance of all of its and its assignee's obligations hereunder).

     (f)  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g)  Headings.  The section headings contained in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h)  Notices.  All notices, requests, demands, claims, and other
          -------
communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by nationally recognized overnight carrier or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Buyer:                           Copy to:

     Clean Harbors Technology Corporation       C. Michael Malm, Esq.
     325 Wood Road                              Davis, Malm & D'Agostine, P.C.
     Braintree, Massachusetts  02184            One Boston Place
     Attn: Stephen H. Moynihan                  Boston, Massachusetts  02108

     If to CHI:                                 Copy to:

     Clean Harbors, Inc.                        C. Michael Malm, Esq.
     325 Wood Road                              Davis, Malm & D'Agostine, P.C.
     Braintree, Massachusetts  02184            One Boston Place
     Attn: Jonathan R. Black,                   Boston, Massachusetts  02108
        General Counsel

     If to the Seller:                          Copy to:

     Ecova Corporation                          A.A. Kozinski
     800 Jefferson County Parkway               Amoco Corporation
     Golden, Colorado 80401                     Mail Code 1606B
     Attn: Thomas E. Noel, President            200 East Randolph Drive
                                                Chicago, IL  60601


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i)  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the domestic laws of the State of Nebraska without giving effect to any choice or conflict of law provision or rule (whether of the State of Nebraska or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nebraska.

     (j)  Amendments and Waivers.  No amendment of any provision of this
          ----------------------
Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k)  Severability.  Any term or provision of this Agreement that is invalid
          ------------
or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l)  Expenses.  Each of the Parties will bear its own costs and expenses
          --------
(including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m)  Construction.  The Parties have participated jointly in the
          ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    CLEAN HARBORS TECHNOLOGY
                                    CORPORATION


                                    By:
                                       ------------------------------------

                                    Title:
                                          ---------------------------------

                                    CLEAN HARBORS, INC.

                                    By:
                                       ------------------------------------

                                    Title:
                                          ---------------------------------

                                    ECOVA CORPORATION

                                    By:
                                       ------------------------------------

                                    Title:
                                          ---------------------------------

                      EXHIBITS AND SCHEDULES TO AGREEMENT
                      -----------------------------------


Document                                                       Section Reference
-------------                                                  -----------------

Exhibit A:    Description of the Approvals                     (S)1

Exhibit B:    Form of Opinion Addressed to the Buyer and CHI   (S)7(a)(v)

Exhibit C:    Form of Guarantee by Amoco                       (S)7(a)(x)

Exhibit D:    Form of Opinion Addressed to the Seller          (S)7(b)(v)


Disclosure Schedule                                            (S)4